Exhibit 10.6

FIRST AMENDMENT TO AMENDED AND RESTATED

DEED OF LEASE

This First Amendment to Amended and Restated Deed of Lease (the “Amendment”) is made as of the 30th day of June, 2012, by and between First Industrial NLF 11 JV, LLC, a Delaware limited liability company (“Landlord”) and Elizabeth Arden, Inc., a Florida corporation (“Tenant”)

RECITALS:

WHEREAS, Liberty Property Limited Partnership, a Pennsylvania limited partnership, and Tenant entered into a certain Amended and Restated Deed of Lease, dated as of January 17, 2003 (the “Original Lease”), and pursuant to the terms of the Original Lease, Tenant leases the real property commonly known at 1751 Blue Hills Drive, Roanoke, Virginia 24012, which property is improved with an industrial building containing approximately 399,182 square feet (the “Property”); and

WHEREAS, on or about July 28, 2005, the Property was acquired by FR NLF 11, LLC, a Delaware limited liability company (“Fee Owner”), and the Original Lease was assigned to the Fee Owner; and

WHEREAS, on or about July 29, 2005, Fee Owner master leased the entire Property to Landlord and, as a result, the Original Lease became a sublease under that master lease; and

WHEREAS, Fee Owner procured purchase money financing from Bank of America, N.A. (together with its successors and assigns, “Lender“) which financing is secured by a first mortgage lien encumbering the Property, and which financing was subsequently securitized; in connection with such financing and securitization, Landlord collaterally assigned to Fee Owner Landlord’s right, title and interest into and under the Original Lease, and Fee Owner further collaterally assigned the Original Lease to Lender; and

WHEREAS, the initial term of the Original Lease shall expire on September 30, 2013; and

WHEREAS, Landlord and Tenant have reached agreement on the terms and provisions pursuant to which the initial term of the Original Lease shall be extended and certain other modifications and amendments shall be made to the Original Lease in connection with such extension.

NOW, THEREFORE, in consideration of the terms and provisions of this Amendment, Landlord and Tenant hereby agree to modify and amend the Original Lease as follows:

1.	Defined Terms. Capitalized terms utilized in this Amendment, but not defined herein, shall be deemed to have the meanings respectively ascribed thereto in the Original Lease. For purposes of this Amendment, the Original Lease and this Amendment shall be collectively referred to as the “Lease.”

2.	Ratification and Conflict. Landlord and Tenant hereby ratify and confirm all of the terms and provisions of the Original Lease except to the extent that those provisions are expressly modified or amended by the terms and provisions of this Amendment. In the event of any conflict between the terms and provisions of the Original Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall control in all events.

3.	Term. The second sentence of subsection 2(a) and the entirety of subsections 2(b) and 2(c) and Section 7 of the Original Lease are hereby deleted and replaced with the following:

The amended term (the “Amended Term”) of the Lease shall commence effective as of July 1, 2012, and, unless earlier terminated as set forth in the Lease, shall terminate on September 30, 2023 (the “Expiration Date”). The Amended Term shall, however, be subject to further extension as set forth in Section 5 of this Amendment. The Amended Term, together with any Renewal Term (as defined in Section 5 below), shall collectively be referred to as the “Term”.

4.	Rent. The first sentence of Section 3(a) and Sections A and B(1) of Exhibit B to the Original Lease is hereby deleted and replaced with the following:

During the Term, Tenant shall pay to Landlord or its designee, without deduction or offset, of any nature, minimum annual rental (“Minimum Annual Rent”), in the amounts set forth on Exhibit “A” attached hereto and incorporated herein by this reference, payable in lawful money of the United States of America in equal monthly installments during the Term.

5.	Renewal Options.

5.1	Renewal Term; Renewal Notice. Tenant shall have the option (“Renewal Option”) to renew this Lease for two (2) additional terms of sixty (60) months (each, a “Renewal Term”), on all the same terms and conditions set forth in this Lease, except that (i) Minimum Annual Rent during each Renewal Term shall be equal to Fair Market Rent (as defined in subsection 5.2 below) and (ii) the Expiration Date shall be deemed extended for a period of sixty (60) months. Tenant shall deliver written notice to Landlord of Tenant’s election to exercise a Renewal Option (each, a “Renewal Notice”) not less than twelve (12) months, not more than eighteen (18) months, prior to the expiry date of the Amended Term or the First Renewal Term, as the case may be; and if Tenant fails to timely deliver the Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the Renewal Option.

5.2	Fair Market Rent.

(a)	“Fair Market Rent” shall be determined in good faith in accordance with this Section 5.2 by Landlord based upon the then-prevailing base rental rates for comparable properties in the geographic area where the Property is situated, taking into consideration: the quality and age of the building; applicable distinctions between “gross” lease and “net” leases; the creditworthiness and quality of Tenant; leasing commissions; and any other relevant term or condition in making such evaluation, as reasonably determined by Landlord. In no event, however, shall the Fair Market Rent be less than the rate of Minimum Annual Rent in effect as of the expiration date of the Amended Term or the first Renewal Term, as the case may be. Landlord shall notify Tenant of Landlord’s determination of Fair Market Rent for the Renewal Term, in writing (the “Minimum Annual Rent Notice”) within thirty (30) days after receiving the Renewal Notice. The Minimum Annual Rent Notice shall include the following language: “Pursuant to Section 5.3 of the First Amendment to Amended and Restated Deed of Lease, in the event Tenant does not propose an alternate calculation of Fair Market Rent within twenty (20) business days of receipt of this Minimum Annual Rent Notice, Tenant shall be deemed to have elected to withdraw and revoke its Renewal Notice, whereupon the Renewal Option shall automatically be rendered null and void.”

5.3	Establishment of Minimum Annual Rent. Tenant shall then have twenty (20) days after Landlord’s delivery of the Minimum Annual Rent Notice in which to advise Landlord, in writing (the “Minimum Annual Rent Response Notice”) whether Tenant (i) is prepared to accept the Fair Market Rent established by Landlord in the Minimum Annual Rent Notice and proceed to lease the Property, during the applicable Renewal Term, at that Fair Market Rent; (ii) instead elects to withdraw and revoke its Renewal Notice, whereupon the Renewal Option shall automatically be rendered null and void; or (iii) has an alternate calculation of Fair Market Rent and elects to trigger a 15-day negotiation period during which Landlord and Tenant shall work together, in good faith, to attempt to determine the Fair Market Rent (the “Negotiation Period”). In the event that Tenant fails to timely deliver the Minimum Annual Rent Response Notice, then Tenant shall automatically be deemed to have elected (ii) above. If, Tenant timely elects (ii) or Tenant is deemed to have elected (ii), then this Lease shall expire on the original expiry date of the amended Term, or of the first Renewal Term, as applicable. If Tenant timely elects (iii), but the parties fail to agree on the Fair Market Rent on or prior to the last day of the Negotiation Period, despite their good faith efforts, then Fair Market Rent shall be determined in accordance with Section B(2) of Exhibit B annexed to the Original Lease.

5.4	Renewal Option. The Renewal Option is granted subject to all of the following conditions:

(a)	As of the date on which Tenant delivers its Renewal Notice and as of the commencement date of the applicable Renewal Term, this

Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a breach or default by Tenant under this Lease.

(b)	There shall be no further right of renewal after the expiration of the second Renewal Term.

(c)	In the event that Tenant assigns its interest under this Lease to a permitted assignee, pursuant to the express terms of the Lease (but not in the event of any sublease of all or any portion of the Premises, whether or not in accordance with the requirements of Section 20 of the Original Lease), the provisions of this Section 5 shall be available to, or run to the benefit of, and may be exercised by, any such permitted assignee.

(d)	Tenant shall lease the Property during each Renewal Term on a completely “as-is, where-is” basis, and, subject to Landlord’s specific repair and maintenance obligations expressly set forth in the Lease, Landlord shall not be required to perform, or provide the funds for the performance of, any other improvements, of any nature, in, at or to the Property.

6.	Right of First Offer to Purchase. Fee Owner hereby covenants and agrees that Tenant shall have a right of first offer to purchase the entirety of the Property (a “Right of First Offer”) during the Term, on and subject to the following terms and conditions:

6.1	Offer Notice. If, when and as Fee Owner desires to actively market the Property for sale to a third party, Fee Owner shall first offer to Tenant the opportunity to purchase fee simple title to the entire Property (but not any part thereof) by advising Tenant, in writing (the “Offer Notice”) of Fee Owner’s desire to sell, and intent to market, the Property.

6.2	Offer Terms. In the Offer Notice, Fee Owner shall describe, with reasonable specificity, the purchase price and other relevant terms and conditions upon which Fee Owner is prepared to sell its fee simple interest in the entire Property (the “Offer Terms”). Any sale of the Property to Tenant shall be on a strictly “AS-IS, WHERE-IS” basis, without any representation or warranty by Fee Owner except those listed on Exhibit “C” attached hereto and incorporated herein by this reference.

6.3	Offer Response. Upon Fee Owner’s delivery of the Offer Notice and Offer Terms, Tenant shall have twenty (20) days (“Tenant’s Response Period”) in which to advise Fee Owner, in writing (the “Offer Response”) whether or not Tenant desires to exercise its Right of First Offer and acquire fee simple title to the entire Property on all of the Offer Terms, except in the event that any of such Offer Terms are in conflict with the express provisions of this Section 6.

6.4	Waiver of Right of First Offer. If Tenant fails to timely deliver an Offer Response, then Tenant shall have automatically and unconditionally waived its Right of First Offer with respect to the particular Offer Terms set forth in the then-applicable Offer Notice. In that event, Fee Owner shall be free to pursue a sale of the Property to a third party (a “Sale”) on substantially the same Offer Terms as are set forth in the Offer Notice to which Tenant fails (for any reason whatsoever) to timely respond; provided that such Sale shall not in any way reduce Tenant’s rights or increase Tenant’s obligations under the Lease. In the event, however, that Fee Owner fails to consummate a Sale (on substantially the same Offer Terms set forth in the Offer Notice to which Tenant fails to timely respond, as reasonably determined by Fee Owner) within twelve (12) months from the date on which Tenant’s Response Period expires, then Tenant’s Right of First Offer shall automatically be reactivated and reinstated, and Fee Owner shall have no further right to market the Property for a Sale or to actively pursue efforts to consummate a sale without first sending Tenant an Offer Notice with the applicable Offer Terms set forth therein. For purposes of this Subsection 6.4, a change in the purchase price originally included in the Offer Terms shall be deemed material if that purchase price is reduced by more than seven and one-half percent (7.5%).

6.5

Negotiation Period; Purchase Contract. If Tenant timely delivers an Offer Response and advises Fee Owner of its desire to acquire Fee Owner’s fee simple interest in the Property, on the Offer Terms set forth in the applicable Offer Notice, then for the fifteen (15) business day period (the “Negotiation Period”) from and after Tenant’s delivery of its Offer Response, Fee Owner and Tenant shall each act reasonably and in good faith to negotiate and finalize the terms and provisions of, and to execute, a formal purchase contract (“Purchase Contract”), incorporating the Offer Terms; provided, however, that notwithstanding any provision to the contrary in the Offer Terms, in light of Tenant’s possession and occupancy of the Premises, there shall be no due diligence period provided to Tenant under the terms of such contract, nor shall such contract include any representations and warranties from Landlord, as seller (other than those set forth on Exhibit “C”), since, as stated above, Tenant’s acquisition of the Property shall occur on a strictly as-is, where-is basis. If, at the expiration of the Negotiation Period, and despite the reasonable and good faith efforts of Fee Owner and Tenant, Fee Owner and Tenant fail to finalize and execute the Purchase Contract, then Tenant shall be deemed to have automatically and irrevocably waived its Right of First Offer to acquire the Property on those Offer Terms set forth in the then-applicable Offer Notice, whereupon Fee Owner may market the Property for, and negotiate and finalize the terms and provisions of, a Sale. In the event, however, that Fee Owner fails to consummate a Sale (on substantially the same Offer Terms as were offered to Tenant, as reasonably determined by Landlord) within the twelve (12) month period from and after the expiration of the

Negotiation Period, then Tenant’s Right of First Offer shall once again be automatically be reinstated and reactivated and, therefore, Fee Owner shall have no further right to market the Property for a Sale or to actively pursue efforts to consummate a Sale without once again sending Tenant an Offer Notice setting forth the then-applicable Offer Terms. For purposes of this Subsection 6.5 and Subsection 6.6, a change in the purchase price originally included in the Offer Terms shall be deemed substantial (and, therefore, cause a reinstatement of the Right of First Offer) if that purchase price included in the original Offer Terms is reduced by more than seven and one-half percent (7.5%).

6.6	Consummation of Sale to Tenant. If Fee Owner and Tenant execute a Purchase Contract, then they shall proceed to consummate the sale of the Property to Tenant on the terms set forth in that Purchase Contract and this Lease shall automatically expire and terminate on the date on which such sale is closed; provided, however, that if and to the extent that liabilities and obligations imposed on Tenant under this Lease have accrued, but not been satisfied, in full, on that closing date, Tenant shall remain liable to Landlord for all such accrued liabilities and obligations, and to the extent such items are of a liquidated nature and ascertainable as of the closing date, then Landlord and Fee Owner may require that Tenant satisfy those accrued liabilities and obligations as part of the closing. In addition to the foregoing, prior to the closing under the Purchase Contract, the Tenant shall cure all monetary or liquidated defaults or events that would be deemed to be defaults under the Lease with the giving of notice or the passage of time or both.

6.7	Modification of Sale Terms. In the event that (a) Fee Owner delivers an Offer Notice and Tenant fails to deliver an Offer Response prior to the expiration of the Response Period; and (b) therefore, Fee Owner has the right to, and is, marketing the Property for a Sale or actively pursuing the negotiation of the terms and conditions of a Sale, but in the course of such pursuit Fee Owner desires to change or alter any of the Offer Terms in any material respect (as determined by Fee Owner, in its reasonable discretion), then Fee Owner may not consummate any then-pending sale, or finalize the terms and conditions of a Sale, based on and incorporating a material change in the Offer Terms without first delivering a revised Offer Notice to Tenant, reflecting the then-applicable Offer Terms, and providing Tenant with a Tenant’s Response Period during which Tenant may elect to deliver an Offer Response, thereby triggering the Negotiation Period. For purposes of this Subsection 6.7, a change in the purchase price originally included in the Offer Terms shall be deemed material if that purchase price is reduced by more than seven and one-half percent (7.5%).

6.8

Exclusions. In the event that Fee Owner desires to transfer and convey all or any portion of its interest in the Premises (i) to an affiliate of either or both of Landlord and Fee Owner, (ii) or to any entity controlled by, controlling, or under common control with, either or both of Landlord and Fee Owner or any affiliate of either or both of Landlord and Fee Owner, (iii) to any joint venture (whether in the form of a limited liability company, a limited partnership or otherwise), in which any of Landlord, Fee Owner or their affiliates has an interest, or (iv) as part of a Portfolio Transaction (as hereinafter defined), none of such transfers described in (i) through (iv) above shall trigger Tenant’s Right of First Offer. A “Portfolio Transaction” shall mean a contemplated sale to a third party of both (x) the Property, and (y) one or more additional properties that are owned by (a) any or all of Landlord, Fee Owner or one or more of their affiliates or (b) a joint venture or co-investment program in which any or all of Landlord, Fee Owner or one or more of their affiliates has an interest.

6.9	Voidance of Right of First Offer. If Fee Owner consummates a Sale (within the confines of the requirements imposed in this Section 6), then from and after the date on which such Sale is consummated, Tenant’s Right of First Offer shall automatically be rendered irrevocably null and void, and shall not apply to any successor owner of the Property. Tenant shall have no further rights under this Lease to acquire fee simple title to the Property.

6.10	Default Transfer. If Fee Owner finances and encumbers its interest in the Property (as evidenced by a mortgage or comparable encumbrance), and such secured party exercises any or all of its rights and remedies against either or both of Fee Owner and the Property, and as a result thereof, fee simple title to the Property is transferred to that lender, an affiliate of that lender, or a third party, whether at a foreclosure sale, or through a deed in lieu of foreclosure, or some comparable procedure or proceeding (a “Default Transfer”), then such Default Transfer shall not trigger Tenant’s Right of First Offer (and, therefore, neither Fee Owner nor its lender shall be obligated to deliver an Offer Notice); and from and after the date on which such Default Transfer is consummated, the Right of First Offer shall automatically be rendered null and void, and Tenant shall have no further rights under this Section 6.

6.11	Personal Right. This Right of First Offer is personal to Tenant. If Tenant assigns or otherwise transfers any interest under this Lease to a third party, whether with or without Landlord’s consent, the Right of First Offer shall automatically be rendered null and void and of no further force and effect.

6.12	Landlord’s Financing. The Right of First Offer shall be subject and subordinate to any mortgage now or hereafter placed upon all or any portion of the Property, and to any renewals, modifications, consolidations, replacements, extensions, and re-financings thereof. Tenant agrees to execute and deliver whatever instruments (including, but not limited to, a normal and customary subordination, nondisturbance and attornment agreement) may be reasonably requested by any Landlord’s lender for such purposes.

7

Improvements and Improvement Allowance. In further consideration of the terms and provisions of this Amendment, Landlord agrees that it shall provide to Tenant a tenant improvement allowance in the amount of $975,000.00 (“Allowance”), so as to provide

Tenant with the funds to perform certain improvements at the Property, including, but not limited to: (a) upgrading of warehouse light fixtures; (b) replacement of two (2) HVAC units; (c) expansion of automobile parking lot; and (d) expansion of truck court, as such improvements are described in the Tenant Improvements Work Letter attached “Exhibit “B” and incorporated herein by this reference (the “Work Letter”). The Tenant Work (as defined in the Work Letter) shall be performed, and the Allowance shall be paid, in accordance with the terms and provisions of the Work Letter.

8	Security Deposit. Landlord and Tenant acknowledge that Landlord holds a security deposit under Section 30(a) of the Original Lease, as of May 1, 2012, in the amount of $146,370.39.

9	Miscellaneous.

9.1	Notices. Notices to Tenant shall be made to the following:

Elizabeth Arden, Inc.

1751 Blue Hills Drive

Roanoke, VA 24012

Attn: Glenn Sharpe

With a copy to:

Elizabeth Arden, Inc.

2400 S.W. 145 Avenue

Miramar, FL 33027

9.2	Notices. Notices to Landlord shall be made to the following:

c/o First Industrial Realty Trust, Inc.

311 South Wacker Drive, Suite 3900

Chicago, IL 60606

Attn: Chief Investment Officer

And

Jeff Thomas, Senior Regional Director

First Industrial Realty Trust, Inc.

2601 Market Place, Suite 450

Harrisburg, PA 17110

And a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison, Suite 3900

Chicago, IL 60606

Attn: Suzanne Bessette-Smith

9.3	Non-Waiver. The failure of a party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Amendment, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Amendment or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord of Minimum Annual Rent with knowledge of any breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

9.4	Parties Bound. Except as otherwise expressly provided for in this Amendment, this Amendment shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations imposed upon Landlord under the Lease for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations under the Lease shall thereafter be binding upon each transferee. No obligation of a party shall arise under this Amendment until the instrument is signed by, and delivered to, both Landlord and Tenant, as well as to Fee Owner if the instrument in question relates to Fee Owner’s obligations under Section 6 above.

9.5	Governing Law; Construction. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. If any provision of this Amendment shall be invalid or unenforceable, the remainder of this Amendment shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Amendment to be drafted. Each covenant, agreement, obligation, or other provision of this Amendment to be performed by a party shall be construed as a separate and independent covenant of such party not dependent on any other provision of the Lease. All terms and words used in this Amendment, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

9.6	Time. Time is of the essence for this Amendment. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

9.7	Authority of Parties.

(a) Tenant and the person(s) executing this Amendment on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Amendment; Tenant has procured the requisite authority to enter into this Amendment; this Amendment is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

(b) Landlord and the person(s) executing this Amendment on behalf of Landlord hereby represent, warrant, and covenant with and to Tenant as follows: the individual(s) acting as signatory on behalf of Landlord is(are) duly authorized to execute this Amendment; Landlord has procured the requisite authority and all required approvals, including, but not limited to, approvals from third parties such as Bank of America, N.A. with Midland Loan Services Inc. as special servicer, to enter into this Amendment; this Amendment is and shall be fully and completely binding upon Landlord; and Landlord shall timely and completely perform all of its obligations hereunder.

(c) Fee Owner and the person(s) executing this Amendment on behalf of Fee Owner hereby represent, warrant, and covenant with and to Tenant as follows: the individual(s) acting as signatory on behalf of Fee Owner is(are) duly authorized to execute this Amendment; Fee Owner has procured the requisite authority and all required approvals to enter into this Amendment; this Amendment is and shall be fully and completely binding upon Fee Owner; and Fee Owner shall timely and completely perform all of its obligations under Section 6.

9.8	WAIVER OF TRIAL BY JURY. THE PARTIES, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THE LEASE WITH RESPECT TO THE LEASE, THE PROPERTY, OR ANY OTHER MATTER RELATED TO THE LEASE OR THE PROPERTY.

9.9

Financial Information. If, at any time or from time to time during the Term, Tenant ceases to be a publicly traded company, and therefore, Tenant’s financial information is not publicly available, then (a) Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor; (b) upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement, certified, as to accuracy and completeness, by a duly authorized officer of tenant (e.g., chief financial officer or controller); and (c) upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

9.10	Anti-Terrorism. Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any of its subsidiaries( collectively, the “Tenant Parties”) currently is, nor shall any of them be, at any time during the Term, in violation of any laws relating to terrorism or money laundering that may now or hereafter be in effect (collectively, the “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, any regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to Specially Designated Nationals and Blocked Persons that may now or hereafter be in effect, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (as heretofore or hereafter amended, the “USA Patriot Act”); (ii) none of the Tenant Parties is nor shall any of them be, during the Term, a Prohibited Person. A “Prohibited Person” is (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as a “Specially Designated National” on the then most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, or (2) a person or entity who is identified as, or affiliated with, a person or entity designated as a terrorist, or associated with terrorism or money laundering, pursuant to regulations promulgated in connection with the USA Patriot Act); and (iii) Tenant has taken, and shall continue to take during the Term, reasonably appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented, and shall continue to implement during the Term, appropriate procedures to assure its continued compliance with the above-referenced laws. Tenant hereby defends, indemnifies, and holds harmless Landlord and its affiliates and their respective officers, directors, members, partners, shareholders and other equity interest holders from and against any and all losses, liabilities, damages, causes of action, judgments, administrative proceedings, administrative orders, costs and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) suffered or incurred by any or all of Landlord or any of such other indemnitees arising from, or related to, any breach of the foregoing representations, warranties and covenants. Such indemnity shall survive the termination or expiration of the Lease. At any time and from time to time during the Term, but no more frequently than once in any twelve (12) month period, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification and such other evidence as Landlord may reasonably request evidencing and confirming Tenant’s compliance with this Section 9.10.

9.11	No Broker. Each of Landlord and Tenant hereby represents and warrants to the other that it has not been represented by any real estate broker in the negotiation of the transaction that is the subject of this Amendment, except that Tenant has been represented by Thalhimer (“Tenant’s Broker”). Landlord hereby covenants and agrees that, following the execution and delivery of this Amendment, Landlord shall pay a leasing brokerage commission to Tenant’s Broker pursuant to a separate agreement between Landlord and Tenant’s Broker. Each of Landlord and Tenant hereby indemnifies, defends and holds the other harmless from and against any losses, claims, demands, causes of action, damages, costs and expenses that the indemnified party actually suffers or incurs as a direct result of a breach by the indemnifying party of the representation and warranty made in the first sentence of this subsection 8.14. The preceding indemnity shall survive the expiration or termination of the Lease.

9.12	Counterparts. This Amendment may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the date first set forth above.

LANDLORD:

First Industrial NLF 11 JV, LLC, a Delaware limited liability company

By:	First Industrial Net Lease 11 JV, LLC, a Delaware limited liability company, its sole member

	By:	FR Development Manager NLF, LLC, a Delaware limited liability company, its managing member

		By:	First Industrial, L.P., a Delaware limited partnership, its sole member

			By:	First Industrial Realty Trust, Inc., a Maryland corporation, its sole general partner

				By:	/s/ Peter O. Schultz
				Its:	EVP - East

JOINDER:

FR NLF 11, LLC, a Delaware limited liability company, the fee simple owner of the Property hereby executes this Amendment for the sole purpose of confirming the terms of, and obligating itself under, the applicable provisions of this Amendment and consenting to this Amendment to the extent required under the master lease.

FR NLF 11, LLC, a Delaware limited liability company

	By:	FR NLF 11 Funding Corp., a Maryland corporation and its sole member

		By:	/s/ Johannson Yap
		Its:	Chief Investment Officer

TENANT:

Elizabeth Arden, Inc., a Florida corporation

By:	/s/ Oscar E. Marina
Its:	EVP

EXHIBIT A

MINIMUM ANNUAL RENT SCHEDULE

Revised Lease Term
Period	$ Per Month	$ PSF

7/1/2012 – 7/31/2012	$136,456.40	N/A

8/1/2012 – 8/31/2012	$136,456.41	N/A

9/1/2012 – 3/31/2015	$142,374.91	$4.28

4/1/2015 – 3/31/2016	$144,238.41	$4.34

4/1/2016 – 3/31/2017	$147,142.86	$4.42

4/1/2017 – 3/31/2018	$151,089.40	$4.54

4/1/2018 – 3/31/2019	$154,111.18	$4.63

4/1/2019 – 3/31/2020	$157,193.41	$4.73

4/1/2020 – 3/31/2021	$160,337.28	$4.82

4/1/2021 – 3/31/2022	$163,544.02	$4.92

4/1/2022 – 3/31/2023	$166,814.90	$5.01

4/1/2023 – 9/30/2023	$170,151.20	$5.11

A-1

EXHIBIT B

TENANT IMPROVEMENTS WORK LETTER

Tenant’s Performance of Work

This Work Letter is incorporated into and made a part of the Amendment. All terms used, but not defined herein, shall have the meanings respectively ascribed to them in the Amendment.

1. Performance of Work. Tenant shall cause to be performed the items of construction, including, but not limited to, (a) upgrading of warehouse light fixtures; (b) replacement of two (2) HVAC units; (c) expansion of automobile parking lot; and (d) expansion of truck court expansion (such projects and any other projects undertaken by Tenant pursuant to this Work Letter and utilizing the Tenant Improvement Allowance, shall collectively be referred to as the “Tenant Improvements”) shown in the Tenant’s Plans, as hereinafter defined (the Tenant Improvements and the Tenant’s Plans are hereinafter collectively referred to as the “Tenant Work”) in accordance with the terms of this Work Letter. Landlord shall have no responsibility or liability in connection with the Tenant Work, except as specifically set forth herein or in the Lease. All work undertaken in connection with the Tenant Improvements shall be performed only by a General Contractor, as defined below, and such General Contractor’s subcontractors, suppliers and materialmen employed by Tenant or the General Contractor and approved by Landlord, which approval shall not be unreasonably withheld or delayed (collectively with the General Contractor, the “Tenant’s Contractors”). Tenant shall cause the Tenant Improvements to be fully completed on or before the TI Deadline, as defined below.

2. Pre-Construction Documentation.

(a) General. Not less than twenty (20) days prior to commencement of any specific Tenant Improvement, Tenant shall submit the following information and items to Landlord:

(i)	A detailed construction schedule containing the major components of the then-applicable Tenant Improvement(s) and the time required therefor, including the scheduled commencement date of construction of the then-applicable Tenant Improvement(s) and the estimated date of completion of construction;

(ii)	An itemized statement of estimated construction costs, including, but not limited to, permits and architectural and engineering fees, for the then-applicable Tenant Improvement(s);

(iii)	The names, addresses, telephone numbers and contact persons of Tenant’s Contractors;

(iv)	Affidavits from engineers reasonably acceptable to Landlord stating that the then-applicable Tenant Improvement(s) will not in any way adversely affect the building located on the Property and currently leased to Tenant (the “Building”), including, but not limited to, the structure, roof and systems thereof;

(v)	Certified copies of insurance policies or certificates of insurance as hereinafter described;

(vi)	Instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with the Tenant Improvements, all in such form and amount as may be reasonably required by Landlord; and

(vii)	The Tenant’s Plans.

Tenant will update such information and items by written notice to Landlord of any material changes. Tenant acknowledges and agrees that any and all changes to Tenant’s Plans of a structural nature shall be deemed to be material for purposes of the preceding sentence.

(b) Tenant’s Plans.

(i)	The “Tenant’s Plans” means the plans and specifications (including architectural, mechanical and electrical working drawings) for the supply, installation and finishing of each of the Tenant Improvements;

(ii)	Tenant shall cause the Tenant’s Plans to be prepared by a licensed architect and a licensed engineer (as to mechanical, electrical and plumbing plans and specifications) selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; and

(iii)	Tenant shall follow the procedure for submission of the Tenant’s Plans as hereinafter provided:

(A)	Tenant is required to submit to Landlord for its written review and approval two (2) sets of prints and one (1) set of sepias of the Tenant’s Plans.

(B)

Landlord shall have five (5) business days from the day Tenant delivers the Tenant’s Plans to Landlord to approve or disapprove said Tenant’s Plans, which approval shall not be unreasonably withheld. Upon submission of the Tenant’s Plans to Landlord, Landlord may either: (1) evidence its approval by endorsement to that effect by signature or initial to a set of the Tenant’s Plans and return the same to Tenant, or (2) refuse to approve the Tenant’s Plans by advising Tenant, with reasonable specificity and detail, of the nature of Landlord’s objections. Tenant shall thereafter revise Tenant’s Plans consistent with Landlord’s reasonable comments and submit its modified Tenant’s Plans to Landlord for approval, within ten (10) business days after Tenant’s receipt of Landlord’s comments. Landlord shall approve or disapprove the revised Tenant’s Plans within five (5) business days after Landlord’s receipt of same from Tenant. If Landlord further objects to such revised Tenant’s Plans, Landlord and Tenant shall then use their mutual good faith efforts to resolve their differences in order to reach agreement within five (5) business days after Landlord delivers its disapproval notice of the revised Tenant’s Plans to Tenant describing, with reasonable specificity, any comments previously made by Landlord, but not yet addressed to Landlord’s reasonable satisfaction. Tenant shall thereafter revise the Tenant’s Plans consistent with the parties’ understanding and submit the further revised Tenant’s Plans to Landlord for approval within ten (10) business days after Tenant’s receipt of Landlord’s comments. It is Tenant’s responsibility to be certain that the Tenant Improvements can be performed at, to and in the Property without any structural modifications to the Building. If any structural modifications to the Building are required to perform the Tenant Improvements, such modifications are subject to Landlord’s prior written approval, which approval may not be unreasonably withheld or delayed. In the event Landlord fails to approve or disapprove of the Tenant’s Plans within the above-specified time periods, Landlord shall be deemed to have approved such Tenant’s Plans. Approval of the Tenant’s Plans by Landlord shall not constitute the assumption of any responsibility or liability by Landlord for their accuracy, efficiency or sufficiency, and Tenant shall be solely responsible for such.

(C)	Tenant shall obtain necessary building permits and approvals from all applicable governmental agencies and such permits and approvals from all utility companies for any additional connections required by Tenant and pay any fees resulting therefrom. Immediately upon receipt of such permits and approvals being issued and fees paid, Tenant shall deliver to Landlord copies of any such permits and approvals. Landlord or Fee Owner, as applicable, shall reasonably cooperate, but without incurring any out-of-pocket expenses, in Tenant’s efforts to obtain licenses and permits and shall sign such documents as shall be required by, or convenient for, the applicable governmental authority, provided that such execution of documentation shall not impose any liability on Landlord or Fee Owner. Landlord’s and Fee Owner’s cooperation shall include, without limitation, prompt sign-off on all filings or submissions that require Landlord’s or Fee Owner’s, as applicable, execution.

(c) Conditions to Commencing Construction of Tenant Improvements. No Tenant Improvements shall be undertaken or commenced by Tenant at, on, to or in the Property until:

(i)	Tenant’s Plans have been submitted to and approved by Landlord. Tenant shall submit any changes to Tenant’s Plans to Landlord for approval before commencing any work with respect to such changes;

(ii)	All permits and approvals required or necessary for the performance of the then-applicable Tenant Improvement(s) have been obtained by Tenant;

(iii)	All required insurance coverage has been obtained by Tenant and certified copies of policies or certificates have been delivered to Landlord;

(iv)	A final budget of the costs associated with all of the then-applicable Tenant Improvements (the “Budget”) has been submitted to and approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall submit any changes to the Budget for approval before commencing any work with respect to such changes; and

(v)	Items required to be submitted to Landlord prior to commencement of construction of the then-applicable Tenant Improvements have been so submitted and have been approved, where required.

3. General Standards of Design and Construction of Tenant Improvements and Conditions of Tenant’s Performance. All work done in or upon the Property by or for Tenant shall be done according to the standards set forth in this Section:

(a) The Tenant’s Plans and all construction of the Tenant Improvements shall comply with all applicable statutes, ordinances, regulations, laws, codes, industry standards, the rules and regulations reasonably adopted by Landlord for the Building and any and all requirements of both (i) Landlord’s fire insurance underwriters and applicable insurance companies and (ii) Lender. Approval by Landlord of the Tenant’s Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance.

(b) When construction of the Tenant Improvements has been completed, Tenant shall obtain any required occupancy permit and other required permits and licenses for the Property, which shall be delivered to Landlord.

(c) Tenant’s Contractors shall be licensed contractors, possessing, to the knowledge of Tenant, good labor relations and capable of performing quality workmanship. Tenant’s Contractors, in performing the Tenant Improvements, shall (i) not interfere with Landlord or Landlord’s contractors and subcontractors, (ii) keep all worksites reasonably clean and neat and shall clean up any and all debris created as a result of the performance of the Tenant Improvements as quickly as is reasonably practicable under applicable circumstances, (iii) park all construction vehicles in legal designated parking spaces, except when actually making a delivery, and (iv) shall work in harmony with Landlord’s contractors and subcontractors and with other Contractors in the Building. If, at any time or from time to time, Tenant’s Contractors shall cause or threaten to cause such interference or disharmony, Landlord shall have the right to require Tenant’s Contractors to vacate the Property until such time as the interference or disharmony is concluded.

(d) Tenant shall use only new, first-class materials in connection with the Tenant Improvements.

(e) All Tenant Improvements shall be performed in a first-class workmanlike manner and shall be in a good and usable condition at the date of completion of construction. Tenant shall require any persons performing any such work to warrant the same to be free from any and all defects in workmanship and materials for one (1) year from the date of completion of construction. Tenant shall also require any such persons to be responsible for the replacement or repair without additional charge of any and all work done or furnished by or through such persons that shall become defective within one (1) year after completion of construction. The correction of such work shall include, without additional charge, all expenses and damages in connection with such removal, replacement, or repair of any part of the work which may be damaged or disturbed thereby. All warranties as to materials or workmanship on or with respect to the Tenant Improvements, shall be contained in the contract or subcontract which shall be written such that such warranties shall inure to the benefit of all of Landlord, Lender and Tenant, as their respective interests appear and can be directly enforced by any of them, and copies shall be delivered to Landlord upon completion of the Tenant Improvements.

(f) The Tenant Improvements shall be subject to inspection by Landlord and Landlord’s and Lender’s architects, contractors and other representatives, at all reasonable times during the period when the Tenant Improvements are being constructed and installed and following completion of the Tenant Improvements; provided, however, that such supervision or right to supervise by Landlord shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or impose any liability upon Landlord in connection with the performance of such work.

(g) Upon completion of each component of the Tenant Improvements, Tenant shall notify Landlord and shall furnish Landlord with final waivers or releases of liens, in such form as may be reasonably required by any or all of Landlord, Lender and Landlord’s title insurance company, from all Contractors and any other parties performing labor or supplying materials or services in connection with the then-applicable Tenant Improvements, showing that all of said parties have been compensated in full, with respect to the then-applicable Tenant Improvement(s), and waived all liens in connection with the Property. Tenant shall furnish partial lien waivers and sworn statements from Tenant’s Contractors to Landlord from time to time during the course of construction covering those portions of such labor, materials and services which have been performed and supplied. With respect to each component of the Tenant Improvements, Tenant shall submit to Landlord (x) a detailed breakdown of Tenant’s total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord and (y) copies of all warranties of workmanship, materials and equipment received by Tenant from manufacturers and/or installers in connection with the then-applicable Tenant Improvements.

(h) Tenant shall not materially deviate from the Tenant’s Plans in performance of the Tenant Improvements, except as authorized by Landlord in writing. Landlord shall not be responsible for the cost of removal, refabrication or reinstallation of materials, fixtures or finishes which do not conform to the approved Tenant’s Plans. Upon completion of each component of the Tenant Improvements, Tenant shall furnish to Landlord “as-built” drawings of the then-applicable Tenant Improvements.

(i) Tenant and Tenant’s general contractor (the “General Contractor”) shall enter into a contract (the “Contract”) wherein the General Contractor shall agree to complete and finish the Tenant Improvements in accordance with the Tenant’s Plans and this Work Letter. Said Contract shall be in the form of the current edition of document A101 of The American Institute of Architects with such modifications as may be agreed to by the Tenant and General Contractor, unless otherwise agreed by Landlord in writing. and shall provide, among other things, the following:

(i)	Notwithstanding anything contained in the Contract to the contrary, the General Contractor will perform all work and furnish the required materials, but no lien for labor or materials will be filed or claimed by the General Contractor against the Property. In the event that a lien is filed, the General Contractor will discharge any such lien filed or claimed by any Tenant’s Contractors within thirty (30) days of the date when filed, and the General Contractor shall indemnify and save Fee Owner, Landlord and Lender harmless from any and all costs and expenses, including, without limitation, reasonable attorney’s fees suffered or incurred as a result of any such lien that may be filed or claimed in connection with or arising out of work undertaken by the General Contractor and any of the other Tenant’s Contractors;

(ii)	The General Contractor shall remove and dispose of all trash, waste and debris resulting from the Contractors’ work in the Property during construction. Tenant and the General Contractor shall maintain the Property in a reasonably clean and orderly condition at all times during construction, stocking and other aspects of the performance of the Tenant Improvements. All unused construction material, equipment, shipping containers, packing debris and other waste must be kept entirely within the boundaries of the Property. All trash, waste and debris must be removed on a regular basis; and

(iii)	The General Contractor shall provide written warranties for not less than one (1) year against defects in workmanship, materials, and equipment.

(j) No right given to Landlord hereunder, and no exercise (or failure to exercise) any such right by Landlord (including, without limitation, in connection with lien waivers) shall (i) constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of the Tenant Improvements or for Tenant’s intended use, or (ii) impose any liability upon Landlord in connection with the performance of the Tenant Improvements, or otherwise.

Tenant shall deliver to Landlord a true and complete copy of the Contract promptly upon the execution thereof by Tenant and General Contractor.

4. Insurance and Indemnification.

(a) In addition to any insurance that is required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of the construction of the Tenant Improvements, insurance (with terms, coverage and companies reasonably satisfactory to Landlord) in the following minimum coverages and limits of liability, with such changes in insured parties and increases in limits as Landlord may from time to time reasonably request:

(i)	Workmen’s Compensation and Employer’s Liability Insurance with limits of not less than $1,000,000.00 and as required by any employee benefit acts or other Commonwealth of Virginia statutes as will protect Tenant’s Contractors from liability under the aforementioned acts.

(ii)	Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability, or a combination thereof, with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for independent contractors’ coverage, explosion and collapse, underground coverage, products and completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from operations under the Contract and any contracts with Tenant’s Contractors other than the General Contractor, whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii)	Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $1,000,000.00 combined single limit for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the Contracts and any Contracts with Tenant’s Contractors other than the General Contractor, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv)	Unless otherwise covered by Tenant’s insurance hereunder, “All-risk” builder’s risk insurance upon the entire Property to the full insurable value thereof. This insurance shall include the interests of Landlord, Lender and Tenant in the Tenant Improvements and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If portions of the Tenant Improvements are stored off the site of the Property or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant Improvements. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant, as their interests may appear. The waiver of subrogation provisions contained in the Lease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Tenant pursuant to this Section.

All policies of Tenant’s Contractors (except the workmen’s compensation policy, which shall contain a waiver of all rights of subrogation against the parties named below) shall be endorsed, if necessary, to include as additional insured parties Landlord, Lender, Landlord’s architect (if any) and Landlord’s contractors (if any), and all of their respective officers, directors, partners, employees and agents and their successors and assigns. Tenant shall provide written notice to Landlord in accordance with Section 9.1 of the Amendment prior to the cancellation or material modification of any of the insurance policies of Tenant and Tenant’s Contractors. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance maintained by Landlord. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b) Without limitation of the indemnification provisions contained in the Lease, Tenant, the General Contractor, and anyone directly or indirectly employed or engaged by Tenant or the General Contractor, jointly and severally, agree to indemnify, protect, defend and hold harmless Landlord and the parties required above to be named as additional insureds (“Landlord Party”), from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant Improvements or use of the Property for the Tenant Improvements or the entry of Tenant’s Contractors into the Building and the Property, or arising out of or through an act or omission of Tenant or Tenant’s Contractors and claims, fines and penalties arising out of or through any act or omission of Tenant, its agents, employees, Tenant’s Contractors or others, either (1) directly or indirectly employed by, or (2) under the supervision of any of such persons pursuant to the contract for work performed in or about the Property by or for Tenant, including, without limitation, any mechanics liens, or the cost of any repairs to the Property necessitated by activities of Tenant’s Contractors and bodily injury to persons or damage to property, including loss of use. Notwithstanding the foregoing, in no event shall Tenant be liable for or responsible to indemnify Landlord or a Landlord Party for any injuries, claims, losses, damages to persons or property and demands to the extent the same are caused by any or all of the gross negligence, sole negligence or willful misconduct of Landlord, its employees, agents, licensees or contractors. It is understood and agreed that the foregoing indemnity (i) shall be in addition to the insurance requirements set forth above; (ii) shall not be in discharge of or in substitution for same or any other indemnity provision of the Lease; (iii) shall survive the completion of the Tenant Improvements; and (iv) shall be included in the Contract and any contracts with Contractors other than the General Contractor.

[NOTE: Deletion of Construction Escrow Concept Subject to Lender Approval]

5. Tenant Improvement Allowance. Upon completion of all or a portion of the Tenant Improvements, Tenant may make one or more requests in writing for a disbursement of a portion of the Tenant Improvement Allowance (which disbursement requests may not be made more frequently than monthly and may not be made for a disbursement request of less than $50,000 per request, excluding, however, the final disbursement of the Tenant Improvement Allowance). Each disbursement request shall include (a) a reasonably detailed description of the completed portion of the Tenant Improvements, (b) the total cost of the completed Tenant Improvements, and (c) copies of paid invoices evidencing the actual, out-of-pocket expenses incurred by Tenant for the completed Tenant Improvements. For thirty (30) days after receipt of Tenant’s request for disbursement, Landlord shall have the right to review such submission and have its building supervisor or property manager inspect the Property and verify that the portion of the Tenant Improvements for which a portion of the Tenant Improvement Allowance is then requested have been completed in accordance with the Tenant’s Plans, as approved by Landlord, and this Exhibit “B”. It shall be a condition precedent to any disbursement of the Tenant Improvement Allowance that Tenant shall have furnished to Landlord executed unconditional partial or final mechanics lien releases from Tenant’s Contractors and all other parties (if any) who performed such work in connection with the applicable portion of Tenant Improvements as set forth in Section 3(g) of this Exhibit “B”. Subject to such review, inspection and the conditions set forth in this Exhibit “B”, Landlord shall disburse to Tenant the portion of the Tenant Improvement Allowance requested within forty-five (45) days after the date of Tenant’s written request therefor. Any request for disbursement of the Tenant Improvement Allowance shall be made by Tenant within twenty four (24) months of the date of the Amendment, which twenty four (24) month period may be reasonably extended due to Force Majeure Delays, as defined below (“TI Deadline”). In the event that Tenant fails to complete the Tenant Improvements and properly request the Tenant Improvement Allowance on or prior to the TI

Deadline, Tenant shall be deemed to have forfeited any and all right to receive any then-undisbursed portion of the Tenant Improvement Allowance. Notwithstanding the foregoing, in no event shall Landlord be required to pay any portion of the Tenant Improvement Allowance at any time during which default by Tenant has occurred under this Lease and remains outstanding. For purposes of this Work Letter, “Force Majeure Delay(s)” shall include, without limitation, strikes, lockouts or labor disputes, inability to obtain labor or materials or reasonable substitutes therefor, unusual weather conditions, acts of God or the public enemy, acts of terrorism, condemnation, civil commotion, fire of other casualty, shortage of fuel, willful or negligent action or omission of a Landlord Party, action or nonaction of public utilities or of local, state or federal governments or authorities affecting the Tenant Improvements or the ability to obtain permits or entitlements, or any other events, acts or conditions which are beyond the reasonable control of Tenant.

6. Failure to Complete Work; Completion Requirements. In the event that Tenants fails to complete all of the Tenant Improvements by the TI Deadline, subject to extension due to Force Majeure Delays, Landlord shall have the right to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant (if sufficient funds do not remain in the Allowance) and upon reasonable advance oral or written notice to Tenant (except no notice shall be required in the event of an emergency), any and all of the Tenant Improvements that Landlord determines, in its sole discretion, should be performed immediately or on an emergency basis for the best interests of the Property, including work which pertains to structural components, roofing and the removal of unduly accumulated construction material and debris. Notwithstanding anything to the contrary contained in this Work Letter, in the event the Tenant Improvements are not completed on or before the TI Deadline, the Lease shall nevertheless continue in full force and effect.

7. Landlord’s Letter of Completion. Upon the completion of the Tenant Improvements, Landlord shall inspect the Property and if Landlord concurs that such completion has occurred (which concurrence shall not be unreasonably withheld or delayed), Landlord shall issue a Landlord’s letter of completion of said Property. The issuing of such a letter shall be contingent upon all of the following:

(a) The satisfactory completion by Tenant of the Tenant Improvements to be performed by Tenant in substantial accordance with the Tenant’s Plans, as approved by the Landlord, including correction of deficiencies and inconsistencies with Tenant’s Plans; and

(b) Tenant furnishing Landlord with all documents required by Sections 2(a) 2(c), 3(b), 3(e), 3(g) and 6 of this Work Letter.

The issuance of such letter shall not constitute a waiver of requirements of this Work Letter or the Lease or constitute an assumption of responsibility of Landlord for compliance with any of Tenant’s obligations.

8. Waiver of Liability. Except in the event of Landlord’s negligence or willful or intentional breach of its obligations under the Lease, Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant Improvements, the Property or to the materials, supplies and equipment placed in, to or on the Property on account of or in connection with the Tenant Work.

9. Landlord’s Waiver. Landlord shall have the right, in its sole and absolute discretion, to waive compliance by Tenant with any one or more of the requirements set forth in this Work Letter, such waiver to be effectuated only through a written document signed by Landlord. In the event Landlord executes such a waiver with respect to any such requirement, such waiver shall be limited strictly to the matters set forth in such waiver, and shall not apply to any other requirement set forth herein.

10. Allowance. Landlord agrees to provide Tenant with a tenant improvement allowance (the “Allowance”) in order to pay for the Tenant Improvements in the aggregate amount of $975,000.00, which Allowance shall be used only for the performance of the Tenant Work. Tenant agrees to pay all costs of the Tenant Work in excess of the Allowance. The Allowance may be applied toward any portion of the Tenant Work, including so-called “soft” costs (subject, however, to a maximum, aggregate amount of $50,000.00 for such soft costs), provided, however, that, except as provided above with respect to soft costs, under no circumstances shall any funds related to the Allowance be used to pay for any items that are not permanently affixed to, or that become permanently part of, the Property (e.g. furniture, equipment, trade fixtures). In no event may Tenant commence any component of the Tenant Improvements without first procuring Landlord’s written acknowledgement that, based on the Budget provided by Tenant and approved by Landlord for the such component of the Tenant Improvements, sufficient funds are available in the then-unexpended portion of the Allowance to pay for the then-pending component of the Tenant Improvements. Furthermore, once Tenant has procured all requisite Landlord approvals and consents, and commences the performance of any component(s) of the Tenant Improvements, Tenant shall be unconditionally required to complete the performance of such component(s) of the Tenant Improvements in accordance with the requirements of this Work Letter, regardless of the monies then remaining in the Allowance. Any and all Tenant Improvements performed in connection with the Property shall immediately and automatically become Landlord’s property.

EXHIBIT C

SELLER’S REPRESENTATIONS.

(a) Seller’s Representations. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects, except as may otherwise be provided on Exhibit “    ” attached hereto and made a part hereof.

(i) Litigation. To Seller’s knowledge, there is no pending or threatened litigation or governmental proceedings against Seller or the Property that, if such litigation or proceedings were to result in a final determination against Seller or the Property, would result in material encumbrance upon the Property, or would materially affect the validity or enforceability of this Agreement or the performance of Seller under this Agreement.

(ii) United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

(iii) Condemnation. To Seller’s knowledge, there is no pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.

(iv) Environmental Matters. To Seller’s knowledge, Seller has received no written notification from any governmental authority having jurisdiction over the Property that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the

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Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

(v) Due Authorization; Conflict. Seller is a                        , duly organized, validly existing and in good standing under the laws of the State of                         , and is qualified to do business in and is in good standing under the laws of the State of                         . Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

(vi) Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(vii) Contracts. To Seller’s knowledge, Seller is not party to any service contracts, management contracts or other comparable agreements that are binding upon the Land and the Improvements other than the Contracts.

(viii) Employees. Seller has no employees at the Property.

(b) Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of                          and                         without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

(c) Limitations. The representations and warranties of Seller to Purchaser contained herein (the “Seller Representations”) shall not survive the Closing Date and the delivery of the Deed.

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